                                                                    EXHIBIT 99.1

News Release

                                              (LOGO)
                                              CORRECTIONS CORPORATION OF AMERICA



Contact:  Karin Demler: (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                 ANNOUNCES 2005 THIRD QUARTER FINANCIAL RESULTS

NASHVILLE, TENN. - NOVEMBER 3, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced its financial results for the three- and nine-month periods ended September 30, 2005.

FINANCIAL REVIEW

THIRD QUARTER OF 2005 COMPARED WITH THIRD QUARTER OF 2004
For the three months ended September 30, 2005, the Company reported net income available to common stockholders of $20.8 million, or $0.52 per diluted share, compared with net income available to common stockholders of $17.0 million, or $0.43 per diluted share, for the three months ended September 30, 2004, an increase in diluted earnings per share of 20.9%.

Operating income for the third quarter of 2005 was $48.7 million compared with $42.5 million for the third quarter of 2004. EBITDA for the three months ended September 30, 2005, increased 13.5% to $63.8 million, compared with $56.2 million for the same period in 2004. The financial results for the three months ended September 30, 2005, included the impact of a new management contract with the Federal Bureau of Prisons ("BOP") at the Company's Northeast Ohio Correctional Center that commenced in June 2005, as well as increased inmate populations at a number of the Company's facilities, including the Leavenworth Detention Center, Lake City Correctional Facility, Houston Processing Center, Diamondback Correctional Facility, and Prairie Correctional Facility.

Adjusted Free Cash Flow increased 46.8% to $43.6 million during the three months ended September 30, 2005, compared with $29.7 million generated during the same period in 2004, primarily due to the increase in net income, as well as a decrease in facility maintenance capital expenditures.

NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2004
For the nine months ended September 30, 2005, the Company generated net income available to common stockholders of $26.7 million, or $0.67 per diluted share, compared with $46.2 million, or $1.18 per diluted share, for the nine months ended September 30, 2004. Financial results for the first nine months of 2005 included a pre-tax charge of $35.3 million for refinancing transactions completed during the first and second quarters. Earnings per diluted share excluding this special charge amounted to $1.22 per diluted share.

Operating income for the first nine months of 2005 decreased to $126.5 million compared with $128.5 million for the first nine months of 2004. However, EBITDA adjusted for special items ("Adjusted EBITDA") increased for the nine months ended September 30, 2005, to $170.4 million compared with $168.0 million during the same period in 2004. Depreciation and amortization, which impacts operating income but not EBITDA, increased $4.2 million primarily as a result of the depreciation and amortization of recently completed facility expansion projects and investments in technology.


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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

                                                  CCA 2005 Third Quarter Results
                                                                          Page 2


Adjusted Free Cash Flow increased during the first nine months of 2005 to $86.7 million compared with $82.5 million during the first nine months of 2004. Adjusted Free Cash Flow was favorably impacted by a $10.8 million reduction in maintenance capital expenditures and was negatively impacted by an increase in cash taxes paid, for the previously disclosed repayment during the first half of 2005 of approximately $15.0 million in taxes associated with excess refunds received by the Company in 2002 and 2003.

Earnings Per Diluted Share Excluding Special Charges, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.

OPERATIONS HIGHLIGHTS

For the three months ended September 30, 2005 and 2004, key operating statistics for the continuing operations of the Company were as follows:

========================================================================================
                                                      THREE MONTHS ENDED SEPTEMBER 30,
               Metric                                    2005                  2004
----------------------------------------------------------------------------------------
Average Available Beds                                      69,236                64,933
Average Compensated Occupancy                                92.7%                 95.1%
Total Compensated Man-Days                               5,902,426             5,683,832

Revenue per Compensated Man-Day                      $       50.82         $       48.99
Operating Expense per Compensated Man-Day:
    Fixed                                                    28.17                 27.75
    Variable                                                  9.27                  9.09
                                                     -------------         -------------
    Total                                                    37.44                 36.84
                                                     -------------         -------------

Operating Margin per Compensated Man-Day             $       13.38         $       12.15
                                                     =============         =============

Operating Margin                                             26.3%                 24.8%
========================================================================================


Operating margins increased from 24.8% during the third quarter 2004 to 26.3% in the third quarter 2005. The increase in margins from the prior-year period was substantially the result of the aforementioned higher inmate populations at the Northeast Ohio Correctional Center, Houston Processing Center, Leavenworth Detention Center, Prairie Correctional Facility and Diamondback Correctional Facility. The Company did experience year over year population declines at several facilities including the Florence Correctional Center, San Diego Correctional Facility and Otter Creek Correctional Center, which somewhat reduced the amount of the increase in operating margin. The Company discloses a complete listing of occupancies by facility in its Supplemental Financial Information posted on its website at www.correctionscorp.com.

Total revenue for the third quarter of 2005 increased 6.9% to $304.4 million from $284.8 million during the third quarter of 2004, as total compensated man-days increased to 5.9 million from 5.7 million compensated man-days, and as revenue per compensated man-day increased to $50.82 from $48.99, an increase of 3.7%. Despite the increase in compensated man-days, average compensated occupancy for the third quarter of 2005 decreased to 92.7% from 95.1% in the third quarter of 2004. A significant factor affecting the decline in occupancy percentage was an increase in the previously reported design capacities of a number of facilities based on the nature of the customer utilizing the facilities. These


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                                                  CCA 2005 Third Quarter Results
                                                                          Page 3


reconfigurations are typically completed with minimal capital outlays. Excluding these changes in design capacity, average compensated occupancy for the three months ended September 30, 2005, would have been 95.5%.

Fixed expenses for the three months ended September 30, 2005, increased to $28.17 per compensated man-day compared with $27.75 per compensated man-day during the same period in 2004, an increase of $0.42 per compensated man-day. The increase in fixed expenses per compensated man-day was primarily the result of an increase in salaries and benefits of $0.28 per compensated man-day, as well as an increase in utilities of $0.12 per compensated man-day resulting from increasing energy costs. The increase in salaries and benefits was driven by annual pay increases, and the effects of initial staffing for the new contract at the Company's Northeast Ohio facility. The increase in salaries and benefits was mitigated by successful cost containment efforts in employee medical and workers' compensation expenses across the portfolio.

Variable expenses for the third quarter of 2005 increased to $9.27 per compensated man-day compared with $9.09 per compensated man-day during the third quarter of 2004, an increase of $0.18 per compensated man-day. The increase in variable expenses per compensated man-day resulted primarily from an increase in travel expenses at several facilities affected by Hurricane Katrina and Hurricane Rita, as well as the temporary transfers of personnel to assist with the influx of inmate populations at several facilities, including at the Company's Northeast Ohio Correctional Center, Diamondback Correctional Center, and Prairie Correctional Facility. These increases were partially offset by a reduction in legal expenses resulting from the successful settlement of a number of outstanding legal matters.

BUSINESS DEVELOPMENT UPDATE

In July 2005, the Company announced its intention to cease operations at its T. Don Hutto Correctional Center, effective early September 2005. However, during September the facility housed inmates from the Liberty County Jail, a facility the Company manages in Liberty, Texas, on a temporary basis due to evacuations caused by Hurricane Rita. Although the Liberty County Jail sustained no property damage, inmates were held at the T. Don Hutto facility until power and other services were restored in October 2005.

On October 20, 2005, the Company agreed to provide temporary emergency housing for approximately 1,200 detainees from the Federal Bureau of Immigrations and Customs Enforcement ("ICE") housed in government detention facilities throughout the state of Florida due to the anticipated arrival of Hurricane Wilma and the emergency evacuation of all ICE detainees in Florida. The Company began receiving these detainees on October 20, 2005, and initially housed approximately 600 detainees at its Florence Correctional Center and approximately 600 detainees at its T. Don Hutto Correctional Center. The detainee populations have already begun to decline, and the Company currently expects these detainee populations to be returned to ICE by the end of 2005. The Company is currently reconsidering its decision to close the T. Don Hutto facility following the removal of these detainees based on potential opportunities to utilize the facility.

On October 21, 2005, the Company entered into a new agreement with the state of Idaho to house a portion of the State's inmates at the Company's Prairie Correctional Facility. Under the new agreement, the Company will manage an estimated 300 inmates at the 1,550-bed facility. This facility currently houses approximately 1,100 inmates from Minnesota, Washington and North Dakota. The terms of the contract include an initial two-year period and may be renewed for additional one-month or one-year


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                                                  CCA 2005 Third Quarter Results
                                                                          Page 4


periods. On October 31, 2005, there were 1,440 inmates at the Prairie facility. The Company currently manages approximately 1,200 inmates for Idaho at the Idaho Correctional Center in Boise, Idaho.

In October 2005, the Company entered into an agreement with the state of Hawaii to house up to 140 female inmates at the Otter Creek Correctional Center. The terms of the contract include an initial one-year period, with two one-year renewal options. The facility began receiving Hawaii inmates in September 2005 under a 30-day contract completed in September 2005. As of October 31, 2005, the Company housed approximately 80 Hawaii inmates at this facility.

On September 15, 2005, the Company announced that Citrus County renewed its contract for the continued management of the Citrus County Detention Facility. The contract has a ten-year base term with one five-year renewal option. The terms of the new agreement include a 360-bed expansion that is expected to commence during the fourth quarter of 2005 and be completed during the first quarter of 2007. The expansion of the facility, which is owned by the County, is currently anticipated to cost approximately $18.5 million and will be funded by the Company utilizing cash on hand. If the County terminates the management contract at any time prior to twenty years following completion of construction, the County would be required to pay the Company an amount equal to the construction cost less an allowance for amortization over a twenty-year period.

Commenting on the Company's financial results, President and CEO John Ferguson stated, "As anticipated, our third quarter results reflect the impact of the new contract from the Federal Bureau of Prisons at our Northeast Ohio facility, as well as the effect of higher inmate populations at a number of our recently completed facility expansions including Lake City, Houston and Leavenworth. In addition, we continue to benefit from expanding populations at a number of our facilities under existing contracts including our Prairie and Diamondback facilities."

Ferguson continued, "Looking at the macro environment for our business, we continue to see an expanding need for prison capacity in the face of ongoing supply constraints. For example, there has been considerable public discussion on the part of Homeland Security regarding the need to tighten and refine border enforcement efforts, which we believe is a prime example of such potential demand. We are encouraged by President Bush's signing of the 2006 Homeland Security Appropriations Act, which provides for a $2.4 billion increase to the budget for the Department of Homeland Security and includes funding for 1,000 new border patrol agents, as well as $90 million for detention beds. In addition, there are a number of specific opportunities we are pursuing, including the 1,200-bed request for proposal from the Federal Bureau of Prisons. Overall, we remain optimistic about our prospects for the remainder of 2005 and for 2006."

GUIDANCE

The Company expects diluted earnings per share for the fourth quarter of 2005 to be in the range of $0.55 to $0.58, resulting in guidance for the full year EPS in the range of $1.77 to $1.80 excluding expenses associated with debt refinancing transactions ($0.55 per diluted share for the nine months ended September 30, 2005). Although the accounting for share-based payments for the implementation of the Statement of Financial Accounting Standards No. 123R has been delayed until 2006, the Company's full year guidance for 2005 includes expenses totaling approximately $0.03 per diluted share, net of taxes, for the amortization of restricted stock issued to employees who have historically been granted stock options.


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                                                  CCA 2005 Third Quarter Results
                                                                          Page 5


During 2005, the Company expects to invest approximately $120.9 million in capital expenditures, consisting of approximately $81.6 million in prison construction and expansions, $20.6 million in maintenance capital expenditures and $18.7 million in information technology.

SUPPLEMENTAL FINANCIAL INFORMATION AND INVESTOR PRESENTATIONS

The Company has made available on its website supplemental financial information and other data for the three and nine months ended September 30, 2005. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Financial Information" of the Investor section.

The Company's management may meet with investors from time to time during the fourth quarter of 2005. Written materials used in the investor presentations will also be available on the Company's website beginning November 4, 2005. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Webcasts" of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2005 third quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on November 9, 2005, by dialing 1-888-203-1112, pass code 2872245.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 63 facilities, including 39 company-owned facilities, with a total design capacity of approximately 71,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the


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
                                                  CCA 2005 Third Quarter Results
                                                                          Page 6


corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations and as the result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.















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
                                                  CCA 2005 Third Quarter Results
                                                                          Page 7


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SEPTEMBER 30,      December 31,
                           ASSETS                                                     2005              2004
-------------------------------------------------------------------------        -----------       -----------
Cash and cash equivalents                                                        $    66,402       $    50,938
Restricted cash                                                                       11,182            12,965
Investments                                                                            8,897             8,686
Accounts receivable, net of allowance of $2,059 and $1,380, respectively             173,787           154,288
Deferred tax assets                                                                   38,365            56,410
Prepaid expenses and other current assets                                             18,816            16,636
Current assets of discontinued operations                                                 --             2,365
                                                                                 -----------       -----------
            Total current assets                                                     317,449           302,288

Property and equipment, net                                                        1,691,009         1,659,858

Investment in direct financing lease                                                  16,520            17,073
Goodwill                                                                              15,425            15,563
Other assets                                                                          24,862            28,144
Non current assets of discontinued operations                                             --               152
                                                                                 -----------       -----------

            Total assets                                                         $ 2,065,265       $ 2,023,078
                                                                                 ===========       ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------

Accounts payable and accrued expenses                                            $   157,940       $   144,815
Income taxes payable                                                                   2,032            22,207
Current portion of long-term debt                                                     21,871             3,182
Current liabilities of discontinued operations                                         1,801             2,061
                                                                                 -----------       -----------
            Total current liabilities                                                183,644           172,265

Long-term debt, net of current portion                                               964,236           999,113
Deferred tax liabilities                                                               8,777            14,132
Other liabilities                                                                     20,843            21,574
                                                                                 -----------       -----------

            Total liabilities                                                      1,177,500         1,207,084
                                                                                 -----------       -----------

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 39,552 and 35,415 shares issued and outstanding at September 30, 2005 and
   December 31, 2004, respectively                                                       396               354
Additional paid-in capital                                                         1,501,592         1,451,885
Deferred compensation                                                                 (6,431)           (1,736)
Retained deficit                                                                    (607,792)         (634,509)
                                                                                 -----------       -----------

            Total stockholders' equity                                               887,765           815,994
                                                                                 -----------       -----------

            Total liabilities and stockholders' equity                           $ 2,065,265       $ 2,023,078
                                                                                 ===========       ===========



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
                                                  CCA 2005 Third Quarter Results
                                                                          Page 8


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                         ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                                      -------------------------       -------------------------
                                                                        2005            2004             2005           2004
                                                                      ---------       ---------       ---------       ---------
REVENUE:
  Management and other                                                $ 303,368       $ 283,833       $ 872,488       $ 835,018
  Rental                                                                    999             971           2,955           2,874
                                                                      ---------       ---------       ---------       ---------
                                                                        304,367         284,804         875,443         837,892
                                                                      ---------       ---------       ---------       ---------
EXPENSES:
  Operating                                                             226,006         216,034         664,353         634,066
  General and administrative                                             14,352          12,328          40,477          35,350
  Depreciation and amortization                                          15,315          13,969          44,132          39,950
                                                                      ---------       ---------       ---------       ---------
                                                                        255,673         242,331         748,962         709,366
                                                                      ---------       ---------       ---------       ---------

OPERATING INCOME                                                         48,694          42,473         126,481         128,526
                                                                      ---------       ---------       ---------       ---------

OTHER EXPENSES:
  Interest expense, net                                                  15,273          16,831          48,245          51,809
  Expenses associated with debt refinancing and recapitalization
    transactions                                                             --              --          35,269             101
  Other expenses                                                            191             239             240             494
                                                                      ---------       ---------       ---------       ---------
                                                                         15,464          17,070          83,754          52,404
                                                                      ---------       ---------       ---------       ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                    33,230          25,403          42,727          76,122

   Income tax expense                                                   (12,437)         (8,769)        (15,817)        (29,412)
                                                                      ---------       ---------       ---------       ---------

INCOME FROM CONTINUING OPERATIONS                                        20,793          16,634          26,910          46,710

   Income (loss) from discontinued operations, net of taxes                  --             374            (193)            906
                                                                      ---------       ---------       ---------       ---------

NET INCOME                                                               20,793          17,008          26,717          47,616

  Distributions to preferred stockholders                                    --              --              --          (1,462)
                                                                      ---------       ---------       ---------       ---------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                           $  20,793       $  17,008       $  26,717       $  46,154
                                                                      =========       =========       =========       =========

BASIC EARNINGS PER SHARE:
  Income from continuing operations                                   $    0.53       $    0.48       $    0.71       $    1.29
  Income (loss) from discontinued operations, net of taxes                   --            0.01           (0.01)           0.03
                                                                      ---------       ---------       ---------       ---------
   Net income available to common stockholders                        $    0.53       $    0.49       $    0.70       $    1.32
                                                                      =========       =========       =========       =========

DILUTED EARNINGS PER SHARE:
  Income from continuing operations                                   $    0.52       $    0.42       $    0.67       $    1.16
  Income (loss) from discontinued operations, net of taxes                   --            0.01              --            0.02
                                                                      ---------       ---------       ---------       ---------
   Net income available to common stockholders                        $    0.52       $    0.43       $    0.67       $    1.18
                                                                      =========       =========       =========       =========

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
                                                  CCA 2005 Third Quarter Results
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED FREE CASH FLOW

                                                                         FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                        -----------------------       -----------------------
                                                                          2005           2004           2005           2004
                                                                        --------       --------       --------       --------
Pre-tax income available to common stockholders                         $ 33,230       $ 25,777       $ 42,534       $ 75,566
Expenses associated with debt refinancing and recapitalization
  transactions                                                                --             --         35,269            101
Income taxes paid                                                           (171)          (693)       (15,636)        (3,341)
Depreciation and amortization                                             15,315         13,969         44,132         39,950
Depreciation and amortization for discontinued operations                     --             39            186            113
Income tax (benefit) expense for discontinued operations                      --            197           (101)           556
Amortization of stock-based compensation reflected in G&A expenses           510             --          1,174             --
Amortization of debt costs and other non-cash interest                     1,329          1,546          4,034          5,220
Maintenance and technology capital expenditures                           (6,628)       (11,145)       (24,879)       (35,653)
                                                                        --------       --------       --------       --------
ADJUSTED FREE CASH FLOW                                                 $ 43,585       $ 29,690       $ 86,713       $ 82,512
                                                                        ========       ========       ========       ========


CALCULATION OF EBITDA AND ADJUSTED EBITDA

                                                                    FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                                     ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                    ---------------------       -----------------------
                                                                     2005          2004           2005          2004
                                                                    -------      --------       --------      ---------
Net income                                                          $20,793      $ 17,008       $ 26,717      $  47,616
Interest expense, net                                                15,273        16,831         48,245         51,809
Depreciation and amortization                                        15,315        13,969         44,132         39,950
Income tax expense                                                   12,437         8,769         15,817         29,412
(Income) loss from discontinued operations, net of taxes                 --          (374)           193           (906)
                                                                    -------      --------       --------      ---------
EBITDA                                                              $63,818      $ 56,203       $135,104      $ 167,881

Expenses associated with debt refinancing and recapitalization
   transactions                                                          --            --         35,269            101
                                                                    -------      --------       --------      ---------
ADJUSTED EBITDA                                                     $63,818      $ 56,203       $170,373      $ 167,982
                                                                    =======      ========       ========      =========



CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

                                                                             FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30, 2005
                                                                          ------------------------
Net income available to common stockholders                                        $ 26,717
Expenses associated with debt refinancing and recapitalization transactions          35,269
Income tax benefit for expenses associated with debt refinancing transactions       (13,056)
                                                                                   --------
Adjusted net income available to common stockholders                                 48,930
Interest expense applicable to convertible notes, net of taxes                          124
                                                                                   --------
Diluted adjusted net income available to common stockholders                       $ 49,054
                                                                                   ========

Weighted average common shares outstanding - basic                                   38,194
Effect of dilutive securities:
   Stock options and warrants                                                         1,174
   Convertible notes                                                                    727
   Restricted stock-based compensation                                                  102
                                                                                   --------
Weighted average shares and assumed conversions - diluted                            40,197
                                                                                   ========
ADJUSTED DILUTED EARNINGS PER SHARE                                                $   1.22
                                                                                   ========


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
                                                  CCA 2005 Third Quarter Results
                                                                         Page 10


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                   NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION


Net income excluding special charges, EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company's correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA the impact of the Company's financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charge in the preceding calculation of earnings per diluted share excluding special charges, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges, EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.



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